SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 1, 2013

Exact Name of Registrant as
Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	1401 N. Rice Avenue
Oxnard, CA 93030
Registrant's Telephone Number, Including
Area Code:	(805) 987-9000

Former Name or Former Address,
if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On March 1, 2013, CalAmp Corp. (the “Company” or “CalAmp”) and Square 1 Bank entered into the Eighth Amendment (the “Eighth Amendment”) to the Loan and Security Agreement dated as of December 22, 2009 (as amended by the Eighth Amendment, the “Amended Loan Agreement”). The Eighth Amendment increased the maximum credit limit of the facility from $12 million to $15 million, lowered the interest rate on outstanding borrowings from prime plus 1.0% to prime, and extended the facility maturity date from August 15, 2014 to March 1, 2017. The Eighth Amendment provided for a new $5 million term loan (the “New Term Loan”) that was fully funded on March 4, 2013. Concurrent with funding the New Term Loan, the pre-existing term loan with an outstanding principal balance of $1.8 million was retired. Principal of the New Term Loan is repayable at the rate of $83,333 per month beginning April 2013, with a $1.1 million principal payment due at maturity. The revolver portion of the Amended Loan Agreement has a borrowing limit equal to the lesser of (a) $15 million minus the term loan principal outstanding at any point in time, or (b) 85% of eligible accounts receivable. There are no borrowings outstanding on the revolver at the present time. Interest is payable on the last day of each calendar month. The Company agreed to pay loan fees to Square 1 Bank in connection with the Eighth Amendment of $7,500 on the first anniversary and $37,500 on each of the next three anniversaries of the acquisition of Wireless Matrix USA, Inc., as described in Item 2.01 herein.

     The Amended Loan Agreement contains financial covenants that require the Company to maintain a minimum level of earnings before interest, income taxes, depreciation, amortization and other noncash charges ("EBITDA") and a minimum debt coverage ratio, both measured monthly beginning March 2013 on a rolling 12-month basis.

     Scheduled principal payments on the New Term Loan by fiscal year are as follows:

Fiscal Year	Term Loan
2014	$916,667
2015	1,000,000
2016	1,000,000
2017	1,000,000
2018	1,083,333
$5,000,000

ITEM 2.01. Completion of Acquisition or Disposition of Assets

     On March 4, 2013, the Company completed the acquisition of all outstanding capital stock of Wireless Matrix USA, Inc. (“Wireless Matrix”). Under the terms of the agreement that was announced on December 20, 2012, the Company acquired Wireless Matrix for a cash payment of $52.9 million, subject to adjustment. The assets acquired by the Company included cash of approximately $6 million. The Company funded the purchase price from the net proceeds of its recently completed equity offering of approximately $45 million, the net proceeds from the New Term Loan, and cash on hand.

     The Company had no material relationship with the seller, other than in respect of this acquisition.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The Company has disclosed the information relating to the Company's direct financial obligation under the Amended Loan Agreement in Item 1.01 above, which disclosure is incorporated into this Item 2.03 by reference.

ITEM 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired

     The required financial statements of Wireless Matrix will be filed by amendment to this Current Report on Form 8-K by May 20, 2013.

(b) Pro forma financial information

     The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K by May 20, 2013.

(c) Exhibits

10.1	Amendment dated March 1, 2013 to Loan and Security Agreement between Square 1 Bank, CalAmp Corp. and CalAmp’s principal domestic subsidiary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

March 6, 2013	By:	/s/ Richard Vitelle
Date		Richard Vitelle
Vice President-Finance
(Principal Financial Officer)